Exhibit 4.1

THIS NOTE IS SUBJECT TO THE TERMS OF A SUBSCRIPTION AGREEMENT, A COPY OF WHICH IS ON FILE WITH, AND AVAILABLE FROM, THE SECRETARY OF NEPHROS, INC.

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  THIS NOTE AND SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO SUCH SECURITIES UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.  ANY SUCH TRANSFER MAY ALSO BE SUBJECT TO COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE ARE ISSUED SUBJECT TO THE PROVISIONS OF A REGISTRATION RIGHTS AGREEMENT, AND ANY TRANSFEREE OF SUCH SECURITIES SHALL BE BOUND BY THE PROVISIONS OF SAID AGREEMENT, A COPY OF WHICH IS ON FILE WITH, AND AVAILABLE FROM, THE SECRETARY OF NEPHROS, INC.

NEPHROS, INC.
No. [__]

Series A 10% Secured Convertible Note due 2008
$[___________]

September ___, 2007

Nephros, Inc., a Delaware corporation, (the “Company”), for value received, hereby promises to pay to [_________________________________________], or registered assigns (as applicable, the “Holder”), the principal sum set forth above, with interest thereon at a rate equal to ten percent 10% per annum, on the Maturity Date.  Payment shall be made upon surrender of this Note (as defined below) at such place as designated by the Company, and shall be in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.  Payment shall be made to the Holder at its address as set forth on the registration records of the Company or, at the request of the Holder, by wire transfer to an account specified by the Holder.  This Note is one of a duly authorized issue of up to $15,000,000 aggregate principal amount of Nephros, Inc. Series A 10% Secured Convertible Notes due 2008 (individually a “Note” and collectively the “Notes”). Certain capitalized terms used herein are defined in Section 9.  Capitalized terms used herein without definition have the respective meanings specified therefor in the Subscription Agreement.  The Notes are secured by the Collateral pursuant to the Subscription Agreement.

SECTION 1.	Interest.

The Company will pay interest in arrears on the Maturity Date.  Interest on this Note will accrue daily at a rate of ten percent (10%) per annum from the date of its issuance set forth above and shall be compounded annually.  Notwithstanding the foregoing, the Company hereby unconditionally promises to pay to the order of the Holder interest on any principal or interest payable hereunder that shall not be paid in full when due, whether at the Maturity Date or upon acceleration or declaration or otherwise, for the period from and including the due date of such payment to but excluding the date the same is paid in full, at a rate of eighteen (18%) per annum (but in no event in excess of the maximum rate permitted under applicable law).  Interest will cease to accrue on the Automatic Conversion Date.

SECTION 2.	Prepayment.

This Note may not be prepaid in whole or in part.

SECTION 3.	Conversion

(a)  Conversion.  On the Automatic Conversion Date, this Note and all accrued but unpaid interest thereon shall immediately, and without any action on the part of the Company or the Holder, convert into (i) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a conversion price per share of Common Stock equal to $0.706 (the “Conversion Price”), and (ii) Class D Warrants (the “Warrants”) for the purchase of shares of Common Stock in an amount equal to 50% of the number of shares of Common Stock issued to the Holder in accordance with clause (i) in this Section 3(a) (rounded up to the nearest whole share and subject to adjustment as provided in Section 3(c) below) at an exercise price per share of Common Stock, subject to adjustment as provided in Section 3(c) below, equal to $0.90 per share (the “Exercise Price”), such Warrants to have the terms and conditions set forth in the form of Warrant attached hereto as Exhibit A.  This Note may not be converted by the Holder at any time.

No greater than 20 nor fewer than 5 days prior to the Automatic Conversion Date, notice (the “Automatic Conversion Notice”) by first class mail, postage prepaid, shall be given to the Holder, addressed to the Holder at its last address as shown on the registration records of the Company.  The Automatic Conversion Notice shall specify the date fixed for conversion, the place or places for surrender of Notes, and the then effective Conversion Rate pursuant to this Section 3.

Any Automatic Conversion Notice which is mailed as herein provided shall be conclusively presumed to have been duly given by the Company on the date deposited in the mail, whether or not the Holder receives such notice; and failure properly to give such notice by mail, or any defect in such notice, to the Holder shall not affect the validity of the proceedings for the conversion of this Note.  Notwithstanding that this Note shall not have been surrendered, this Note shall no longer be deemed outstanding and all rights whatsoever with respect to this Note, except the right to receive the number of full shares of Common Stock and Warrants to which such person shall be entitled upon conversion hereof, shall terminate.

(b)   Conversion Procedures.

(i)  As promptly as practicable after the Automatic Conversation Date, the Holder shall surrender this Note at the place designated in the Automatic Conversion Notice, duly endorsed.  The Holder shall also submit a notice (the “Notice of Conversion”) specifying the name or names (with address) in which a certificate or certificates evidencing shares of Common Stock and the Warrants are to be issued; provided, however, the Company shall not be required to honor any Notice of Conversion unless the Secured Party shall have provided the Company with any authorizations as may be requested by the Company to file a termination statement with respect to the Secured Party’s security interest in the Collateral, as set forth in the Subscription Agreement.  The surrender of the Note and the delivery of the Notice of Conversion and authorizations to file a termination statement are the only procedures required of the Holder upon the conversion of this Note.  No additional legal opinion or other information or instructions shall be required of the Holder upon the conversion of this Note.

(ii)  The Company will make a notation of the date that a Notice of Conversion is received, which date of receipt shall be deemed to be the date of receipt for purposes hereof.

(iii)  The Company shall, or shall direct its transfer agent to, within 10 days after such deposit of any Note accompanied by a Notice of Conversion and compliance with any other conditions herein contained, deliver to the person for whose account such Note was so surrendered (x) certificates evidencing the number of full shares of Common Stock to which such person is entitled as aforesaid, subject to Section 4, and (y) Warrants evidencing the number of full shares of Common Stock to which such person is entitled as aforesaid upon exercise of such Warrants.

(iv)  Such conversion shall be deemed to have been made as of the Automatic Conversion Date, and the person or persons entitled to receive the Common Stock and Warrants deliverable upon conversion of such Note shall be treated for all purposes as the record holder or holders of such Common Stock and Warrants on such date and the Note shall no longer be deemed outstanding and all rights whatsoever in respect thereof (including the right to receive interest thereon) shall terminate except the right to receive the number of full shares of Common Stock and Warrants to which such person shall be entitled upon conversion hereof; provided, however, that the Company shall not be required to issue any certificates representing shares of Common Stock and Warrants (x) until such Note has been received at the place designated in the Automatic Conversion Notice; and (y) if the Note is received while the stock transfer books of the Company are closed for any purpose, but such certificates shall be issued immediately upon the reopening of such books as if the Note had been received on the date of such reopening.

(c)   Adjustment of Conversion Price and Warrant Terms. In the event the Company shall, at any time or from time to time after the date hereof, and prior to the Automatic Conversion Date (i) pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares or (iii) combine its outstanding shares of Common Stock into a smaller number of shares (each of (i) through (iii), a “Change of Shares”), then (x) the Conversion Price shall be changed to a price (rounded to the nearest one-tenth of a cent) determined by multiplying the Conversion Price in effect immediately prior to such Change of Shares by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock) immediately prior to the Change of Shares and the denominator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock) immediately following the Change of Shares.  If between the date hereof and the Automatic Conversion Date any transaction or event occurs that, if the Warrants were then outstanding, would result in an adjustment to the Per Share Exercise Price (as such term is defined in the Form of Warrant) or the number of shares of Common Stock covered by the Warrants (other than an adjustment to such number of shares of Common Stock that has already been effected by an adjustment to the number of shares of Common Stock issued upon the conversion of this Note), then the Exercise Price and number of shares covered by the Warrants issued upon the conversion of this Note shall be adjusted to take into account such transaction or event as if such Warrants were outstanding during the period from the date hereof through the Automatic Conversion Date.

(d)  Anti-Dilution Notices.  After each adjustment of the Conversion Price and Warrant terms pursuant to Subsection 3(c), the Company will prepare a certificate signed by the Chief Executive Officer or President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of the Company setting forth:  (i) the Conversion Price, Exercise Price and number of shares covered by the Warrants as so adjusted and (ii) a brief statement of the facts accounting for such adjustment.  The Company will send such certificate by ordinary first class mail to the Holder at its last address as it shall appear on the registration records of the Company.  No failure to mail such certificate nor any defect therein or in the mailing thereof shall affect the validity of such adjustment.  The certificate of the Secretary or an Assistant Secretary of the Company that such certificate has been mailed shall, in the absence of fraud, be prima facie evidence of the facts therein stated.  The transfer agent, if other than the Company, may rely on the information in the certificate as true and correct and has no duty nor obligation independently to verify the amounts or calculations therein set forth.

(e)  Reservation of Shares; Transfer Taxes; Etc.  The Company shall at all times reserve and keep available, out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Notes and exercise of the Warrants, such number of shares of its Common Stock free of preemptive rights as shall be sufficient to effect the conversion of all of the 2007 Notes and exercise of all Warrants from time to time outstanding.  The Company covenants that such shares of Common Stock so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly authorized and validly issued and fully paid and nonassessable.  The Company shall use its reasonable best efforts from time to time, in accordance with the laws of the State of Delaware, to increase the authorized number of shares of Common Stock if at any time the authorized number of shares of Common Stock not outstanding shall not be sufficient to permit the conversion of all the then-outstanding 2007 Notes and the exercise of all Warrants issuable upon conversion of the Notes.

The Company shall pay any and all issue or other taxes (other than income taxes) that may be payable in respect of any issue or delivery of shares of Common Stock or Warrants on conversion of the Notes.  The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock or Warrants (or other securities or assets) in a name other than that in which the Notes so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(f)  Other Changes in Conversion Price.  The Company from time to time may decrease the Conversion Price by mailing to the Holder an irrevocable notice of the decrease at least 15 days before the date the decreased Conversion Price takes effect, and such notice shall state the decreased Conversion Price and the resulting increased Conversion Rate.

(g)  Minimum Conversion Price.  Notwithstanding anything to the contrary herein, in no case shall the Conversion Price be adjusted to an amount less than $0.001 per share, the current par value of the Common Stock.

SECTION 4.        Fractional Shares.

No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of this Note.  If more than one certificate evidencing Notes shall be surrendered for conversion at one time by the same Holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount and accrued interest of the Notes so surrendered.  Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of this Note (or of such aggregate number of Notes), the number of shares of Common Stock will be rounded to the nearest whole share (with a .5 of a share rounded upward).

SECTION 5.     Covenants.  The Company hereby covenants and agrees that between the date hereof and the Automatic Conversion Date, the Company will not:

(a)  create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become or remain directly or indirectly liable for any Indebtedness;

(b)  declare any dividend (or any other distribution) or redeem or repurchase any of its capital stock or other securities;

(c)  authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants;

(d)  reclassify the Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value);

(e)  be a party to any merger or consolidation for which approval of any stockholders of the Company shall be required, or of the sale or transfer of all or substantially all of the assets of the Company or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

(f)  cause or permit any Liquidation Event; or

(g)  take any action to approve any of the foregoing.

SECTION 6.        Events of Default Defined.

The following shall each constitute an “Event of Default” hereunder:

(a)  the failure of the Company to make any payment of principal of or interest on this Note when due;

(b)  the Company shall, (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable to, or admit in writing its inability, pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing;

(c)  proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 90 days of commencement;

(d)  any representation, warranty or certification made herein or pursuant hereto (or in any modification or supplement hereto) or under the Registration Rights Agreement or the Subscription Agreement by the Company was not true or correct in any material respect when made;

(e)  the Company shall breach any of its covenants contained in this Note or in the Subscription Agreement and shall not cure such breach within ten calendar days after notice of such breach is given to the Company by any Registered Holder;

(f)  any director who was requested to be elected by the Secured Party shall be removed as a director without the written consent of the Secured Party;

(g)  the Company shall Incur any Indebtedness without the prior written approval of the Secured Party; and

(h)  the Company shall default in the performance of any of its obligations under, or shall otherwise breach, any covenant in any agreement or instrument for borrowed money in an aggregate amount in excess of $500,000, the effect of which causes or permits any holder or holders of such agreement or instrument to cause such borrowed money to be declared due and payable prior to its stated maturity and such holder or holders in fact declare such money due and payable, except for any default set forth on Schedule 6(h).

SECTION 7.         Remedies upon Event of Default.

(a)  If an Event of Default occurs and is continuing for a period of 15 or more consecutive days, the Registered Holders of 2007 Notes constituting a majority of the principal amount of 2007 Notes then outstanding (the “Majority Noteholders”), by notice to the Company, may declare the unpaid principal of and accrued interest on all the 2007 Notes then outstanding to be due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived (an “Acceleration”); provided, an Acceleration shall automatically occur upon the occurrence of an Event of Default specified in Section 6(b) or (c).  Upon any Acceleration, all principal and accrued interest, fees, charges or damages for early prepayment on the 2007 Notes shall be due and payable immediately.  Majority Noteholders may rescind an Acceleration and its consequences; provided, however, that no such rescission shall effect any subsequent Default or impair any right consequent thereto.

(b)  Majority Noteholders or Secured Party may waive an existing Default or Event of Default and its consequences.  Upon any such waiver, such Default shall cease to exist and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Note; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

(c)  Upon the occurrence and during the continuance of an Event of Default, Secured Party may, at its election, without notice of its election and without demand, take any action permitted by law, including the exercise of any rights accorded a secured creditor under the Uniform Commercial Code as in effect in New York and any rights granted in the Subscription Agreement.

(d)  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and the Subscription Agreement at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue damages for any failure by the Company to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments, redemption and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

SECTION 8.        Lost, Mutilated, etc. Note.

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note and of indemnity or bond reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Note (in case of mutilation) the Company will make and deliver in lieu of this Note a new Note of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on the unpaid principal amount of this Note in lieu of which such new Note is made and delivered.

SECTION 9.         Certain Definitions.

(a)  “2007 Notes” shall mean, collectively, the Notes and the Nephros, Inc. Series B 10% Secured Convertible Notes.

(b)  “Automatic Conversion Date” shall mean the twenty-first (21st) day after the Company sends or gives its stockholders a definitive Schedule 14C information statement relating to written consent of stockholders of the Company approving the issuance of the Common Stock and Warrants issuable upon the conversion of the 2007 Notes and the amendment of the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock to 60,000,000 shares.

(c)  “Collateral” includes all of the property of the Company whether now owned or hereafter acquired, regardless where located, including without limitation the following:  (a) all accounts and other rights of the Company to payment of money, no matter how evidenced, all chattel paper, instruments and other writings evidencing any such right, and all goods repossessed or returned in connection therewith; (b) all chattel paper (including electronic chattel paper); (c) all inventory, including but not limited to all raw materials, work in process, materials used or consumed in the Company’s business, and finished goods, together with all additions and accessions thereto and replacements therefor, all substitutes therefor, all improvements to and returns of such inventory, and products thereof; (d) all deposit accounts and all funds, certificates, documents, instruments, checks, drafts, wire transfer receipts and other earnings, profits or other proceeds from time to time representing, evidencing, deposited into or held in the deposit accounts or payable to the Company in respect thereof; (e) all general intangibles; (f) all equipment, fixtures and real property; (g) all intellectual property, including, without limitation, all copyrights, trademarks and patents and all applications and licenses thereof; (h) all commodity contracts, security entitlements; financial assets and investment property, including, without limitation, all capital stock and other ownership interests and the certificates (if any) representing such capital stock and ownership interests and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for any or all of the foregoing; (i) all money; (j) all commercial tort claims; (k) all Debt from time to time owed to the Company by any person or entity, including without limitation, all instruments evidencing such Debt; (l) all letter of credit rights and letters of credit; (m) all automobiles and motor vehicles; (n) all computer hardware and software; (o) all consumer goods; (p) all supporting obligations arising from or related to any of the property described in clauses (a) through (o) above; (q) any and all rights in and claims under insurance policies, judgments and rights thereunder and tort claims; (r) all documents, books and records; (s) all other goods and personal property of the Company of any kind or character, whether tangible or intangible; (t) all rights of the Company in all of the foregoing; and (u) all products and proceeds, in cash or otherwise, of any of the foregoing property.

(d)  “Conversion Price” shall initially be $0.706 per share of Common Stock, subject to adjustment as provided herein, representing an initial conversion rate (subject to adjustment) of approximately 1,416.43 shares of Common Stock per $1,000 of principal amount of Note being converted (the “Conversion Rate”).

(e)  “Default” means an event which, with notice or the passage of time, or both, would become an Event of Default.

(f)  “Incur” means, with respect to any Indebtedness or other obligation of any person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become or remain directly or indirectly liable for such Indebtedness or other obligation.

(g)  “Indebtedness” means (a) any liabilities for borrowed money (other than trade accounts payable incurred in the ordinary course of business), (b) every obligation of the Company evidenced by bonds, debentures, notes or other similar instruments, (c) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (d) the present value of any lease payments due under leases required to be capitalized in accordance with United States generally accepted accounting principles.

(h)  “Liquidation Event” means any (i) liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (ii) a sale or other disposition of all or substantially all of the assets of the Company or (iii) any consolidation, merger, combination, reorganization or other transaction in which the Company is not the surviving entity or shares of Common Stock constituting in excess of 50% of the voting power of the Company are exchanged for or changed into stock or securities of another entity, cash and/or any other property.

(i)  “Maturity Date” means September [_], 2008.

(j)  “Registered Holder,” with respect to any 2007 Note, shall mean the holder of record thereof.

(k)  “Registration Rights Agreement” means the registration rights agreement of even date herewith, among the Company and the Holders listed on Schedule 1 attached thereto, in the form attached to the Subscription Agreement as Exhibit C.

(l)  “Secured Party” means Lambda Investors LLC.

(m)  “Securities Act” means the United Stated Securities Act of 1933, as amended.

(n)  “SEC” means the Securities and Exchange Commission.

(o)  “Subscription Agreement” means the subscription agreement of even date herewith entered into between the Company and the Holder.

(p)  “Warrants” shall mean the warrants to purchase shares of Common Stock that are being issued pursuant to the Notes.

SECTION 10.         Miscellaneous.

(a)  This Note may be amended only by mutual written agreement of the Company and the Holder or, if such amendment shall apply to all outstanding 2007 Notes, with the written consent of the Company and the Majority Noteholders; provided, however, without the consent of the holder of this Note, no such amendment may be approved that would have the effect of (i) decreasing the principal amount or rate of interest payable hereunder, (ii) extending the Automatic Conversion Date or Maturity Date, (iii) increasing the Conversion Price or decreasing the Conversion Rate; or (iv) affect any adjustment under Section 3 of this Note.  Furthermore, the Company may take any action herein prohibited or omit to take any action herein required to be performed by it, and any breach of any covenant, agreement, warranty or representation may be waived, if the Company has obtained the written consent or waiver of the Holder or, if such consent or waiver shall apply to all outstanding 2007 Notes, the Majority Noteholders.  Any amendments approved in compliance with this Section 10(a) shall bind the Holder’s successors and assigns.

(b)  Forbearance from Suit.  No holder of Notes shall institute any suit or proceeding for the enforcement of the payment of principal or interest unless the Secured Party joins in such suit or proceeding.

(c)  Governing Law.  This Note shall be governed by, and construed in accordance with, the laws of the State of New York, excluding the body of law relating to conflict of laws.  Notwithstanding anything to the contrary contained herein, in no event may the effective rate of interest collected or received by the Holder exceed that which may be charged, collected or received by the Holder under applicable law.

(d)  Interpretation.  If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

(e)  Successors and Assigns.  Subject to the restrictions on transfer contained herein, this Note shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Holder and its successors and registered assigns.

(f)  Assignment by the Holder.  This Note and any of the rights, interests or obligations hereunder, may be assigned at any time in whole or in part by the Holder, without the consent of the Company, if the transferee is an “accredited investor” as defined in Regulation D under the Securities Act and agrees to be bound by all of the provisions of the Note, the Warrants, the Subscription Agreement and the Registration Rights Agreement, including without limitation, making representations and warranties identical to those of the Holder contained in such documents but with respect to such transferee and as of the date of such transfer.

(g)  Assignment by the Company.  Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Holder.

(h)  Saturdays, Sundays, Holidays.  If any date that may at any time be specified in this Note as a date for the making of any payment of principal or interest under this Note shall fall on Saturday, Sunday or on a day which in New York shall be a legal holiday, then the date for the making of that payment shall be the next subsequent day which is not a Saturday, Sunday or legal holiday.

(i)  Subscription Agreement.  This Note is subject to the terms contained in the Subscription Agreement and the Holder of this Note is entitled to the benefits of such Subscription Agreement to the extent provided therein.

(j)           Jurisdiction; Forum.  Any dispute arising out of or relating to this Note shall be resolved, and all suits, actions and proceedings brought by the Company or Holder hereunder shall be brought only in, any state court sitting in the County of New York or federal court sitting in the Southern District of the State of New York.  The Company waives any objection to the laying of venue in such courts and any claim that any such action has been brought in an inconvenient forum.  To the extent permitted by law, any judgment in respect of a dispute arising out of or relating to this Note may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of such judgment being conclusive evidence of the fact and amount of such judgment.

(k)           Attorneys’ Fees.  In the event of any litigation or other proceeding concerning this Note or the transactions contemplated hereby, including any such litigation or proceeding with respect to the collection or other enforcement of this Note against the Company, the prevailing party in such litigation or proceeding shall be entitled to reimbursement from the party opposing such prevailing party for all attorneys’ fees and costs incurred by such prevailing party in such litigation or proceeding.

[Signature page follows immediately]

IN WITNESS WHEREOF, this Series A 10% Secured Convertible Note due 2008 has been executed and delivered on the date first above written by the duly authorized representative of the Company.

            NEPHROS, INC.

            By: ___________________________________
            Name:
            Title:

Schedule 6(h)

On July 23, 2007, the Company received a letter from counsel for Receiver in the action captioned Marty Steinberg, Esq. as Receiver for Lancer Offshore, Inc. v. Nephros, Inc., Case No. 04-CV-20547 notifying the Company of its failure to pay the third installment due to the Receiver pursuant to a Settlement Agreement between the Receiver and the Company, and asking the Company to cure such default by July 30, 2007.  The Company failed to cure such default in the specified time period.  On August 20, 2007, counsel for Receiver filed in the United States District Court for the Southern District of Florida (the “Court”) a motion to enforce the Settlement Agreement and for entry of Final Default Judgment against the Company in the amount of $700,000 plus interest and attorney’s fees and costs.  On August 29, 2007, the Court granted a motion of an extension of time until October 4, 2007 for the Company to serve its opposition to the Receiver’s motion to enforce Settlement Agreement and for entry of Final Default Judgment.  Pursuant to an e-mail from counsel for Receiver sent to counsel for the Company on August 24, 2007, the Receiver has agreed to the following:

1.	If the Company makes the late $200,000 payment required under the Settlement Agreement by October 4, 2007, then the default under the Settlement Agreement will be cured.
2.	Thereafter, the Company’s only remaining payment obligation under the Settlement Agreement will be to make a $200,000 payment by January 18, 2008.
3.
If the Company fails to make the payment described in (1) above by October 4, 2007, the Company will not file a response to the motion to enforce Settlement Agreement and for entry of default judgment.  The Receiver may then advise the Court and request immediate entry of an order granting the relief requested.

EXHIBIT A

[FORM OF WARRANT]